Exhibit 99.1

News Release
For Release April 20, 2005
11:00 A.M.

Contact:   Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                     Robin D. Brown, Senior Vice President & Director of Marketing
                     (803) 951- 2265

First Community Corporation Releases First Quarter Earnings

Lexington, S.C. April 20, 2005 – Today First Community Corporation (Nasdaq Small Cap, FCCO), the holding company for First Community Bank, reported financial results for the first quarter of 2005. Net income for the quarter was $780 thousand, an increase of 84.8% as compared to the first quarter of 2004 net income of $422 thousand. Diluted earnings per share were $.26 for the first quarter of 2005 compared to $.25 in the first quarter of 2004, an increase of 4%. Total assets were $454.1 million at the end of the first quarter of 2005, an increase of 106.2% over the first quarter of 2004 assets of $220.2 million. Shareholders’ equity at the end of the first quarter of 2005 was $49.4 million, an increase of 145.8% over the same period in 2004, which ended with shareholders’ equity of $20.1 million. The information during the first quarter of 2005 reflects the results of the merger with Dutch Fork Bancshares, the holding company of Newberry Federal Savings Bank, which was consummated on October 1, 2004.

In addition to releasing first quarter earnings, the company also announced that the board of directors has approved a quarterly cash dividend. The company declared a $.05 per share dividend, payable May 13, 2005 to shareholders of record as of May 2, 2005.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “While we continue to monitor the targets set relative to our merger with Dutch Fork Bancshares, the assimilation of these new customers and employees has been a success. First quarter financial results were led by net income of $780 thousand and diluted earnings per share of $.26 per share. We look forward to continued growth in net income and earnings per share. This will be accomplished through continued organic loan and deposit growth in all eleven locations as well as continued implementation of our overall growth strategy.” Mike Crapps also commented that during 2005 the bank will celebrate its tenth anniversary, a significant milestone in the life of the company and noted that in the first quarter the bank opened its eleventh banking office in the Red Bank community of Lexington County and continues to look for other markets for future banking offices.

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, Chapin, Northeast, Prosperity, Newberry (2), and Red Bank. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended,
	March 31,
	2005	2004

Interest Income	$4,864	$2,575
Interest Expense	1,694	552

Net Interest Income	3,170	2,023
Provision for Loan Losses	66	66

Net Interest Income After Provision	3,104	1,957

Non Interest Income
Deposit service charges	282	189
Mortgage origination fees	78	58
Gain on sale of securities	181	--
Other	198	131

	739	378

Non Interest Expense
Salaries and employee benefits	1,509	901
Occupancy	185	101
Equipment	330	224
Marketing and public relations	88	98
Amortization of intangibles	149	45
Other	524	330

	2,785	1,699

Income Before Taxes	1,058	636
Income Tax Expense	278	214

Net Income	$780	$422

Primary Earnings Per Share	$0.28	$0.26
Dilute Earnings Per Share	$0.26	$0.25

Average Number of Shares Outstanding (Basic)	2,812,835	1,597,806
Average Number of Shares Outstanding (Diluted)	2,945,843	1,684,514
Return on Average Assets	0.7%	0.8%
Return on Average Equity	6.3%	8.6%
Net Interest Margin (non taxable equivalent)	3.3%	4.2%
Net Interest Margin (taxable equivalent)	3.5%	4.3%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At March 31,		December 31,
	2005	2004	2004
Total Assets	$454,138	$220,213	$455,706
Investment Securities	185,918	53,889	196,026
Loans	190,072	127,009	186,771
Allowance for Loan Losses	2,856	1,790	2,764
Total Deposits	337,639	187,405	337,064
Other borrowings	64,928	11,547	65,466
Shareholders' equity	49,371	20,054	50,463

Book Value Per Share	$17.44	$12.55	$18.09
Tangible Book Value Per Share	$7.74	$12.10	$8.19
Equity to Assets	10.9%	9.1%	11.1%
Loan to Deposit Ratio	56.3%	67.8%	55.4%
Allowance for Loan Losses/Loans	1.5%	1.4%	1.5%

Average Balances:

	Three months ended
	March 31,
	2005	2004

Average Total Assets	$451,570	$208,871
Average Loans	188,661	124,383
Average Earning Assets	386,040	193,575
Average Deposits	332,569	178,070
Average Other Borrowings	66,525	9,930
Average Shareholders' Equity	50,619	19,803

Asset Quality
Nonperforming Assets:
Non-accrual loans	$373	$114
Other real estate owned	345	13
Accruing loans past due 90 days or more	13	-

Total nonperforming assets	$731	$127
Net Charge-offs (recoveries)	$(26)	$(18)
Net Charge-offs to Average Loans	N/A	N/A

First Community Corporation, Post Office Box 64/ Lexington, SC 29071